UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2022

TERADATA CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-33458

Delaware	75-3236470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17095 Via Del Campo

San Diego, California 92127

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 548-8348

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	TDC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2022, Teradata Corporation (“Teradata”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and, the lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for (i) a five-year unsecured term loan in an aggregate principal amount of $500 million (the “Term Loan”), and (ii) a five-year unsecured revolving credit facility in an aggregate principal amount of up to $400 million, including a $50 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans (the “Revolving Facility” and, collectively with the Term Loan, the “Facilities”).

The Credit Agreement provides that up to $100 million of the Revolving Facility may be in loans denominated in British Pounds Sterling, Euros, and Japanese Yen. All outstanding amounts under the Credit Agreement advanced pursuant to the Revolving Facility are due and payable on June 28, 2027; however, the maturity date of the Revolving Facility may be extended by agreement of the parties for up to two additional one-year periods. The Term Loan is payable in quarterly installments of principal, commencing on June 30, 2024 (with 1.25% of the initial principal amount due on each of the first twelve payment dates), with all remaining principal due on June 28, 2027.

The outstanding principal amount under the Facilities bear interest at a floating rate based upon, at Teradata’s option, a negotiated base rate or a rate generally based on a secured overnight financing rate, plus, in each case, a margin based on Teradata’s leverage ratio. Interest is payable quarterly in arrears. In addition, the Credit Agreement provides that Teradata may request the Credit Agreement be amended to establish key performance indicators with respect to certain environmental, social, and governance (“ESG”) targets, pursuant to which certain positive or negative adjustments would be made to various fees and applicable margin based on Teradata’s performance against such ESG targets.

Borrowings under the Credit Agreement are unsecured but are guaranteed by certain of Teradata’s material domestic subsidiaries. The Credit Agreement contains customary representations and warranties, default provisions, and affirmative and negative covenants including, among others, covenants regarding the maintenance of a leverage ratio and covenants relating to financial reporting, compliance with laws, subsidiary indebtedness, liens, sale and leaseback transactions, mergers and other fundamental changes, and entry into certain restrictive agreements. Most of the covenants are subject to materiality, thresholds, and exceptions. Teradata may request an increase in the principal amounts available under the Credit Agreement in the aggregate principal amount of up to $450 million, to the extent that existing and/or new lenders agree to provide such additional amounts.

The Credit Agreement replaces Teradata’s prior revolving credit agreement in the maximum principal of $400 million and its prior term loan agreement in the principal amount of $500 million, both of which were entered into in 2018 (the “Prior Agreements”). In connection with the execution of the Credit Agreement, the $400 million term loans outstanding under the Prior Agreements was repaid in full.

Teradata has other relationships with the parties to the Credit Agreement where such party, as applicable, in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

In connection with the Credit Agreement, Teradata executed an interest rate swap with a $450 million initial notional amount in order to hedge the floating rate interest on the Term Loan. The notional amount of the hedge will step-down according to the amortization schedule of the Term Loan. As a result of the swap, Teradata’s fixed rate on the initial $450 million notional amount of the Term Loan is 3.148%, plus the applicable leverage-based interest rate margin applicable to the Term Loan under the Credit Agreement.

The preceding description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement described above, on June 28, 2022, the Prior Agreements were terminated. The material relationships between Teradata and the parties to the Prior Agreements were the same as described above. The material terms and conditions of the Prior Agreements were substantially similar to the material terms and conditions of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1	Credit Agreement dated as of June 28, 2022 among Teradata Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADATA CORPORATION

Dated: June 28, 2022	By:	/s/ Claire Bramley
	Name:	Claire Bramley
	Title:	Chief Financial Officer